EXHIBIT 10.51

                  AGREEMENT OF ASSIGNMENT OF AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND RELATED PROPERTY (the "Assignment Agreement") entered into this 23rd day of October, 1996, between BRYEMERE, L.P., a Pennsylvania limited partnership ("Contract Vendee"), having an office c/o 443 South Gulph Road, King of Prussia, Pennsylvania 19406 and FIVE SENTRY REALTY ASSOCIATES L.P. ("Assignee"), a Pennsylvania limited partnership, having an office c/o Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016.

                              W I T N E S S E T H:

                  WHEREAS, as of the 17th day of July, 1996, an Agreement for Purchase and Sale of Real Estate and Related Property was entered into between Mellon Bank, N.A., as Ancillary Trustee under Trust Agreement dated August 10, 1984, as seller ("Seller"), and Contract Vendee, as purchaser, covering the purchase and sale of premises known as Five Sentry Parkway, East and West, City of Blue Bell, Montgomery County, Pennsylvania, which agreement was amended by that certain letter agreement (the "Letter Agreement") dated September 6, 1996 (collectively, the "Sales Agreement") and more particularly described in Exhibit "A" annexed hereto ("Premises"); and

                  WHEREAS, Contract Vendee is desirous of assigning to Assignee all of the right, title and interest of Contract Vendee in and to the Sales Agreement; and

                  WHEREAS, the parties agree that any capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Sales Agreement.

                  NOW, THEREFORE, in consideration of the Premises and the mutual covenants expressed herein, the parties hereto hereby agree as follows:

                  1. ASSIGNMENT OF SALES AGREEMENT; ASSIGNMENT PRICE.


                  (a) So long as the conditions to the Closing have occurred, Contract Vendee agrees to assign to Assignee all of Assignor's rights, titles and interests in and to the Sales Agreement (but not including the Deposit posted by Contract Vendee with Seller), which assignment shall be effective as of the Closing, on the terms and conditions set forth below, pursuant to the Assignment of Sales Agreement (the "Assignment") annexed hereto as Exhibit "B".


                  (b) The assignment price payable to Contract Vendee on account of this Assignment Agreement is of One Million Five Hundred Thousand and xx/100 ($1,500,000.00) Dollars (the "Assignment Price"), payable as follows:

                           (i) Two  Hundred  Thousand  and xx/100  ($200,000.00)
Dollars (the "Deposit") to be paid to Adelman Lavine Gold and Levine and Pryor, Cashman, Sherman & Flynn (collectively, the "Escrow Agent") upon delivery to Assignee of a fully executed copy of this Assignment Agreement, which Deposit shall be held in escrow in accordance with the provisions hereinafter set forth; and

                           (ii) One Million  Three  Hundred  Thousand and xx/100
($1,300,000.00) Dollars at Closing (as defined below), by wire transfer of immediately available funds to Contract Vendee and as provided herein.

                  (c) At and only upon the Closing, Assignee shall also pay to Seller the amount due Seller under the Sales Agreement on account of the Purchase Price thereunder in an amount equal to Ten Million Nine Hundred Thousand and xx/100 ($10,900,000.00) Dollars, subject to adjustment as provided in the Sales Agreement, which Contract Vendee represents and warrants to Assignee is the Purchase Price. In the event that Seller has applied the Deposit posted by Contract Vendee to the Purchase Price under the Sales Agreement, Assignee shall reimburse Contract Vendee for the Deposit at Closing and shall pay to Seller the Purchase Price in an amount equal to $10,700,000.00.

                  2. INTENTIONALLY OMITTED


                  3. MATTERS TO WHICH THIS SALE IS SUBJECT

                  (a) Except as set forth in subsection (b) below, title to the Real Property and to the Personal Property shall be as set forth in Section 6 of the Sales Agreement. Contract Vendee represents and warrants to Assignee that it has not issued any notice of any defect, encumbrance or other title objection and covenants that it (i) shall not issue any such notice without Assignee's prior consent, (ii) will issue any such notice which Assignee so requests and
(iii) will exercise the options set forth in Section 6.C. of the Sales Agreement as directed by Assignee.

                  (b) Notwithstanding the provisions of subsection (a) above, Contract Vendee shall cause to be terminated and removed of record the matters described in No. 17 of Schedule B, Section 1 of the Title Commitment, and title to the Premises shall conveyed to Assignee free and clear of such matters at the Closing.

                  4. REPRESENTATIONS AND WARRANTIES.

                  (a) Contract Vendee, to induce Assignee to enter into this Assignment Agreement and to complete the Closing, makes the following representations and warranties to Assignee, which representations and warranties are true and correct as of the date of this Assignment Agreement, and shall be true and correct at and as of the Closing in all respects as though such representations and warranties were made both at and as of the date of this Assignment Agreement, and at and as of the Closing:

                           (i) Annexed hereto as Exhibit "C" annexed hereto is a
true, complete and correct copy of the Sales Agreement, and the Sales Agreement has not been modified, changed or amended (other than by the Letter Agreement);

                           (ii) The Sales Agreement is in full force and effect,
is a valid contract and is legally enforceable in accordance with its terms, and represents the entire agreement between Contract Vendee and Seller with respect to the Premises;

                           (iii)  Contract  Vendee  has,  to  the  best  of  its
knowledge, heretofore timely performed and observed all of the duties, obligations, terms, covenants and conditions of the Sales Agreement on its part to be performed or observed thereunder;

                           (iv)  All  representations  contained  in  the  Sales
Agreement made by Contract Vendee, and to the best knowledge of Contract Vendee, made by Seller, are and continue to be true and correct;

                           (v) Neither Seller nor Contract Vendee has declared a
default under the Sales Agreement, and, to the best knowledge of Contract Vendee, no event has occurred or failed to occur which, but for the giving of notice or passage of time, or both, would constitute a default thereunder by either Seller or Contract Vendee;

                           (vi)  Contract  Vendee  has not  assigned,  conveyed,
encumbered, mortgaged, pledged or transferred all or any part of its interest in the Sales Agreement;

                           (vii) No person,  firm,  corporation  or other entity
other than Assignee has any right or option to acquire the Premises or any part thereof arising from any act of Contract Vendee;

                           (viii)   Contract   Vendee  has   delivered  or  made
available to Assignee true, correct and complete copies any and all documents, instruments, agreements and other items in its possession with respect to the Premises, including without limitation the Leases, the Service Contracts, the Title Commitment, the Required Number of Estoppel Certificates, Seller's Estoppel Certificates, the Information Package, any schedules, summaries and projections of tenant improvement costs and leasing commission obligations, tenant profiles and summaries and structural, engineering and environmental assessment reports with respect to the Premises;

                           (ix) Contract  Vendee has not received from Seller or
any other party any notice of any litigation, insurance claim, personal injury, proceeding (zoning or otherwise) or governmental investigation pending or threatened against or relating to the Premises or the transaction contemplated by the Sales Agreement other than as set forth on Exhibit "D" annexed hereto; to the extent any matter is set forth on Exhibit "D"; Contract Vendee represents and warrants that there is adequate liability insurance coverage for same;

                           (x) To the best  knowledge  of Contract  Vendee,  the
only leases, tenancies, licenses and other agreements for the use and occupancy of any portion of the Premises other than the Leases are those leases, tenancies, licenses and other agreements listed on Exhibit "E" (the "New Leases"), which Exhibit is a true, correct and complete list of New Leases; the representations and warranties of Seller with respect to the Leases set forth in Sections 8.A.9 and 8.A.10. of the Sales Agreement are hereby deemed repeated in their entirety in this Assignment Agreement by Contract Vendee with respect to the New Leases;

                           (xi)  Annexed  hereto  as  Exhibit  "F"  is  a  true,
complete and correct schedule of the leasing commission agreements for the New Leases. True, complete and correct copies of said agreements are annexed hereto as a schedule to Exhibit "F";


                           (xii) To the best knowledge of Contract Vendee, there
has been no material adverse change in the status of the Premises or any contracts or agreements relating thereto (including without limitation additional leases, renewals, extensions or amendments thereto, or additional service contracts) except for the New Leases;

                           (xiii) The execution and delivery of this  Assignment
Agreement and the performance by Contract Vendee of its obligations hereunder will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Contract Vendee is a party or by which Contract Vendee is bound; and this Assignment Agreement and the documents to be delivered by Contract Vendee pursuant to this Assignment Agreement will each constitute the legal, valid and binding obligations of Contract Vendee, enforceable in accordance with their respective terms, covenants and conditions subject only to the Seller's consent to the assignment of the Sales Agreement to Assignee as set forth in the Sales Agreement; and there are no claims, defenses (personal or otherwise) or offsets to the validity of or enforceability against Contract Vendee of this Assignment Agreement and the documents to be delivered pursuant hereto;

                           (xiv)  Intentionally Deleted.

                           (xv)  Intentionally Deleted.

                           (xvi)  Contract  Vendee  has not  received  any Lease
Proposals from Seller nor has Contract Vendee consented to or been deemed to have consented to any Lease Proposals except for the sublease identified on Exhibit "I";

                           (xvii)  Annexed  hereto as Exhibit  "J" is a true and
correct list of Service Contracts which have been assigned to and/or assumed by Contract Vendee under the Sales Agreement;

                           (xviii)  As of the  date  of  Closing,  there  are no
payments required to be paid with respect to the period prior to Closing under the documents specified in No. 4, No. 8 and No. 12 of Schedule B, Section 2 of the Title Commitment; and

                           (xix)  Contract  Vendee shall maintain a net worth of
at least $500,000 for at lease one (1) year following the Closing.

                  (b) Assignee, to induce Contract Vendee to enter into this Assignment Agreement and to complete the Closing, hereby represents and warrants that the execution and delivery of this Assignment Agreement and the performance by Assignee of its obligations hereunder will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Assignee is a party or by which Assignee is bound; and this Assignment Agreement and the documents to be delivered by Assignee pursuant to this Assignment Agreement will each constitute the legal, valid and binding obligations of Assignee, enforceable in accordance with their respective terms, covenants and conditions; and there are no claims, defenses (personal or otherwise) or offsets to the validity of or enforceability against Assignee of this Assignment Agreement and the documents to be delivered pursuant hereto.

                  5. COVENANTS.

                  Contract Vendee hereby covenants and agrees that between the date hereof and the Closing, and with respect to the Closing, it shall perform and observe the following with respect to the Premises and the Sales Agreement:

                  (a) Contract Vendee shall continue to timely perform and observe all of the duties, obligations, terms, covenants and conditions of the Sales Agreement on its part to be performed or observed thereunder;

                  (b) Contract Vendee shall not modify, terminate, amend, cancel, surrender or, with the exception of this Assignment Agreement, make any agreement affecting the Sales Agreement without first obtaining Assignee's prior written consent, which will not be unreasonably withheld or delayed;

                  (c) Contract Vendee shall not grant any consents or approvals with respect to the Premises and shall not enter into or caused to be entered into any agreements, leases, tenancies, licenses or contracts with respect to the Premises without first obtaining Assignee's prior written consent, which will not be unreasonably withheld or delayed;

                  (d) Contract Vendee shall use its best efforts to cause Seller
(i) to operate and maintain the Premises in the ordinary course of business and use reasonable efforts to reasonably preserve for Assignee the relationships of Seller and Seller's tenants, suppliers, managers, employees and others having on-going relationships with the Premises, (ii) to complete any capital expenditure program currently in process or anticipated to be completed through the date of closing under the Sales Agreement and (iii) not to defer taking actions or spending its funds, or otherwise manage the Premises differently, due to the pending sale of the Premises, except as specifically permitted in the Sales Agreement;

                  (e) Contract Vendee shall forward to Assignee all notices, communications, demands or requests received by Contract Vendee with respect to the Premises promptly after receipt;

                  (f) Contract Vendee shall advise Seller that Contract Vendee has assigned the Sales Agreement to Assignee effective as of the Closing, and shall use its best efforts to obtain and deliver an original counterpart of Seller's unconditional written consent to Assignee as to such assignment in form and substance reasonably satisfactory to Assignee, and cause Seller to prepare and execute all documents, items and instruments required to be delivered at Closing under the Sales Agreement in the name and for the benefit of Assignee. The Seller's consent to the assignment of the Sales Agreement to Assignee shall be unconditional or, if conditions are imposed, Contract Vendee, and not Assignee, shall be required to perform or satisfy same, except that Assignee shall agree to be bound by and assume the obligations of the Purchaser under the Sales Agreement;

                  (g) Contract Vendee shall include Assignee and its agents in all aspects in the closing of the Sales Agreement, including by way of example and not limitation, closing documents and closing adjustments provided that Closing under this Assignment Agreement occurs simultaneously with closing under the Sales Agreement;

                  (h) Contract Vendee shall cooperate in all respects with Assignee in connection with the acquisition by Assignee of the Premises;

                  (i) Contract Vendee shall cause to be completed, at no cost to Assignee, no later than December 31, 1996, all parking lot renovations in accordance with the revised layout plans illustrating a minimum of 448 additional parking spaces (3.4 spaces per thousand square feet) attached hereto as Exhibit "K", in a good "and workmanlike manner, lien free and in accordance with all applicable laws and all insurance requirements. Contract Vendee shall deliver (or cause to be delivered) to Assignee within ten (10) days following completion of the work, (x) a copy of a final, unconditional Certificate of Occupancy (or other reasonable documentary proof) evidencing the completion of such work in accordance with law, (y) a certificate from a licensed architect that such work has been completed in accordance with law and the plans attached as Exhibit "K", and (z) evidence reasonably satisfactory to Assignee and its title company that such work has been paid for in full and free from any liens. Contract Vendee shall indemnify, defend and hold Assignee harmless from and against all claims, suits, liens, actions proceedings, liabilities, damages and expenses (including, without limitation, reasonable attorneys fees) arising out of or relating to the performance of the work (including, without limitation, any injury or damage to property) or the failure liensto complete the same in accordance with this paragraph. The provisions of this paragraph shall survive the closing; and

                  (j) Contract Vendee shall use its best efforts to cause the Seller to perform all of its covenants and obligations under the Sales Agreement in accordance with its terms up to the date of the Closing.

                  6. ASSIGNEE'S RIGHTS RESPECTING SALES AGREEMENT.

                  If Contract Vendee shall fail to obtain Seller's consent to the assignment of the Sales Agreement to Assignee in accordance with Section 5(f) above, Contract Vendee shall notify Assignee of such failure and Contract Vendee shall close title to the Premises in its own name and immediately thereafter convey title to the Premises to Assignee upon, and subject to, the terms and conditions set forth in the Sales Agreement as modified by this Assignment Agreement except that: (i) at the Closing, Assignee shall pay Contract Vendee (or, at the Contract Vendee's direction, the Seller) the amount due Seller under the Sales Agreement on account of the Purchase Price in an amount equal to $10,900,000.00, subject to adjustment as provided herein and in the Sales Agreement; (ii) Contract Vendee shall be deemed to have made, for the benefit of Assignee, all representations, warranties and covenants of the Seller contained in the Sales Agreement, and Contract Vendee shall execute and deliver to Assignee at the Closing a certification of same; and (iii) Contract Vendee shall pay, and indemnify and hold Assignee harmless from, all costs and expenses relating to or arising out of Contract Vendee's failure to obtain the consent of the Seller to the assignment of the Sales Agreement to Assignee including, without limitation, Contract Vendee's closing title to the Premises and conveyance of same to Assignee, all transfer taxes, title insurance fees and premiums and recording fees, but excluding Assignee's attorney's fees incurred in connection with such transaction, which obligation shall survive the Closing.

                  7. ITEMS TO BE DELIVERED OR CAUSE TO BE DELIVERED BY CONTRACT VENDEE ON THE CLOSING DATE

                  On the Closing date, Contract Vendee, at its sole cost and expense, will deliver or cause to be delivered to Assignee the following:

                  (a) All of the documents, items and instruments to be delivered by Seller and Contract Vendee under and pursuant to the Sales Agreement;

                  (b) Any documents reasonably required by Assignee or necessary in order to effectuate the transactions contemplated by this Assignment
Agreement, including by way of example and not limitation, affidavits, assurances, acknowledgments, deeds, and transfer tax returns;

                  (c) The Assignment;

                  (d) Seller's written consent and approval to the assignment of the Sales Agreement to Assignee as provided in Section 5(f) above (subject, however, to Section 6 above);


                  (e) An affidavit on account of Contract Vendee in the form of Exhibit "G", FIRPTA Affidavit;

                  (f) Any agreements contracts, reports, analysis, studies, leases, licenses, tenancies, material, documents and items with respect to the Premises in the possession of Contract Vendee or required to be delivered to Assignee pursuant to the terms hereof which have not previously been delivered to Assignee;

                  (g) All estoppel certificates required to be delivered by Seller pursuant to Section 10.D.(ii) of the Sales Agreement and those estoppel certificates which Contract Vendee has acknowledged as having been satisfactorily delivered pursuant to Paragraph 2 of the Letter Agreement;


                  (h) The Replacement Reserve and the Common Area Reserve described in Section 17 hereof, together with Escrow Agreement I and Escrow Agreement II (as hereinafter defined); and


                  (i) All other documents, instruments and materials required to be delivered to Assignee pursuant to the terms of this Assignment Agreement.

                  8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

                  The representations, warranties and obligations of Contract Vendee set forth in Sections 4(a)(i), (vi), (vii) and (xix) of this Assignment Agreement shall remain in effect for a period of one (1) year following the Closing and thereafter if Assignee shall have given to Contract Vendee notice of a breach thereof within one (1) year period.

                  9. OBLIGATIONS WITH RESPECT TO SALES AGREEMENT.

                  Contract Vendee and Assignee hereby agree as to the following with respect to certain of the obligations of Contract Vendee under the Sales Agreement and this Assignment Agreement:

                  (a) Contract Vendee shall pay an amount which is equal to the amount Contract Vendee is obligated to pay pursuant to Section 9.A. of the Sales Agreement, all realty transfer taxes, recordation and documentary stamps and taxes imposed on account of the Assignment Price, and one-half of all reasonable escrow fees. Contract Vendee's tax obligation attributable to the Assignment Price shall be held in escrow by Pryor, Cashman, Sherman & Flynn ("PCS&F") pending a final determination by the Pennsylvania Supreme Court regarding taxes of this type. If it is finally determined that said tax is due, then such amount shall be promptly paid to the appropriate taxing authority; if it is determined that no such tax is due, then such amount shall be promptly returned to Contract Vendee together with any interest thereon.

                  (b) Any claims arising out of Contract Vendee's entry upon the Premises shall be the responsibility of Contract Vendee, and any claims arising out of Assignee's entry upon the Premises shall be the responsibility of Assignee;

                  (c) Contract Vendee shall be obligated to make the payments required of it pursuant to Section
9. of the Sales Agreement;

                  (d) Contract Vendee shall be obligated to make all payments due on account of outstanding or deferred leasing commissions and costs for tenant improvements for all Leases (including but not limited to the obligations under the Merck lease and Selas Fluids lease) executed prior to Closing under the Sales Agreement, and all Leasing Costs with respect to (i) New Leases executed prior to Closing under the Sales Agreement, (ii) extensions or expansions of existing Leases executed prior to Closing under the Sales Agreement, and (iii) the failure of a tenant to exercise a cancellation option (if any) contained in a New Lease executed prior to Closing under the Sales Agreement. The foregoing obligations shall survive Closing;

                  (e) Contract Vendee shall cause Seller to pay one-half of the cost of the title commitment and the new owner's title insurance policy insuring Assignee; and

                  (f) Contract Vendee shall deliver to Assignee reasonably satisfactory evidence that the base amount to be used for calculating operating expense escalation payments under each of the Merck leases shall be a total of no less than $639,668.

                  10. TITLE.

                  Notwithstanding anything to the contrary contained in the Sales Agreement, title to the Premises shall be insured by Commonwealth Land Title Insurance Company or such other title company selected by Assignee (with the consent of Seller, to the extent such consent is required under the Sales Agreement) which is licensed in the State of Pennsylvania (the "Title Company"). If title to the Premises is not conveyed to Assignee pursuant to the Sales Agreement and this Assignment Agreement as a result of any act or omission of Contract Vendee, Contract Vendee shall be responsible for all title fees, survey expenses and search charges of the Title Company. In all other events, Assignee and Seller shall be responsible for the premiums, costs and expenses of the Title Company.

                  11. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

                  The obligations of Assignee to accept the Assignment, to acquire the Premises and to perform the other covenants and obligations to be performed by Assignee on the Closing date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Assignee):

                  (a) The representations and warranties made by Seller in the Sales Agreement and Contract Vendee in this Assignment Agreement shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing, except that for purposes of this paragraph (a), the representations and warranties of Contract Vendee shall be without regard to any knowledge standard of Contract Vendee.

                  (b) Seller and Contract Vendee, respectively, shall have performed all covenants and obligations undertaken by Seller in Section 10 of the Sales Agreement and Contract Vendee in Section 5 of this Assignment Agreement in all respects and complied with all conditions required by the Sales Agreement and this Assignment Agreement to be performed or complied with by it on or before the Closing.

                  (c) The satisfaction by Seller of its obligations as set forth in Section 8.D., 9.B.4., 9.B.5., 10.D., 10.E. and 10.G. of the Sales Agreement and which shall be subject to Assignee's approval, which approval shall not be unreasonably withheld or delayed.

                  (d) The Title Company is prepared to issue to Assignee a Title Policy meeting the requirements set forth in Section 6. of the Sales Agreement subject only to the payment of the premium therefor by Assignee.

                  (e) Seller and Contract Vendee, respectively, shall have delivered to Assignee all of the documents enumerated in Section 10.A. and 10.B. of the Sales Agreement and Section 7 of this Assignment Agreement subject only to the payment of the premium therefore by Assignee.

                  12. CLOSING.

                  The closing of title shall take place on or about November 1, 1996 (the "Closing"), at the time and location specified in the Sales Agreement, unless extended in accordance with this Assignment Agreement. This transaction shall be consummated simultaneously with the transaction covered by the Sales Agreement. The Premises shall be conveyed directly from the Seller to Assignee at the Closing so as to vest title to the Premises in the Assignee pursuant to the terms of the Sales Agreement subject, however, to the terms of Section 6 hereof.

                  13. INTENTIONALLY OMITTED

                  14. REMEDIES.

                  (a) In the event Assignee fails to perform on the Closing, Assignee's sole liability and Contract Vendee's sole recourse shall be limited to the amount of the Deposit. Contract Vendee agrees that retention of the Deposit constitutes fixed and liquidated damages resulting from Assignee's default, and Contract Vendee waives any other claim, at law or in equity, either against Assignee or against any person, known or unknown, disclosed or undisclosed.

                  (b) (i) If, after complying with the terms of this Assignment Agreement, Contract Vendee shall be unable to perform in accordance with the terms of this Assignment Agreement, Contract Vendee shall direct the Escrow Agent to refund to Assignee the Deposit, whereupon this Assignment Agreement shall be deemed cancelled and the parties hereto shall be released of all obligations and liabilities under this Assignment Agreement, except those that are expressly stated to survive the cancellation or termination of this Assignment Agreement.

                           (ii)  In the  event  of any  default  on the  part of
Seller or Contract Vendee, or Seller's or Contract Vendee's failure to comply with any representation, warranty or agreement in the Sales Agreement or herein, respectively, Assignee shall be entitled to (a) terminate this Assignment Agreement upon notice to Contract Vendee, in which event the Deposit shall be returned by Escrow Agent to Assignee and neither party shall thereafter have any further obligations under this Assignment Agreement, (b) commence an action against Seller, Contract Vendee or both seeking specific performance of Seller's and Contract Vendee's obligations under the Sales Agreement and this Assignment Agreement, respectively or (c) in the event of a willful default by Seller under the Sales Agreement, Contract Vendee under the Assignment Agreement, or both, Assignee may pursue any and all of its remedies at law or in equity or any combination thereof against the defaulting party.

                  15. ESCROW AGREEMENT

                  The parties agree that the Deposit shall be held by the Escrow Agent in escrow and disposed of only in accordance with the provisions of this
Section 15. The parties agree that if the Deposit is cash, such cash shall be invested in an assignable interest-bearing certificate of deposit, money market fund, treasury bill or other similar security approved by Contract Vendee and Assignee, and all interest accruing thereon shall be paid to Assignee, except as otherwise provided herein.

                  (a) The Escrow Agent will deliver the Deposit to Contract Vendee or to Assignee, as the case may be, under the following conditions:

                           (i) To Contract Vendee at Closing;

                           (ii) To  Contract  Vendee  upon  receipt  of  written
demand therefor, such demand stating that Assignee has defaulted in the performance of this Assignment Agreement and specifically setting forth the facts and circumstances underlying such default. The Escrow Agent shall not honor such demand until more than five (5) days have elapsed after the Escrow Agent has mailed a copy of such demand to Contract Vendee or Assignee, as the case may be, nor thereafter if the Escrow Agent shall have received written notice of objection from Assignee in accordance with the provisions of clause
(b) of this Section 15; or

                           (iii) To  Assignee  upon  receipt of  written  demand
therefor, such demand stating that this agreement has been terminated in accordance with the provisions hereof, or Contract Vendee has defaulted in the performance of this Assignment Agreement, and specifically setting forth the facts and circumstances underlying the same. The Escrow Agent shall not honor such demand until more than five (5) days have elapsed after the Escrow Agent has mailed a copy of such demand to Contract Vendee or Assignee, as the case may be, nor thereafter, if the Escrow Agent shall have received written notice of objection from the other party in accordance with the provisions of clause (b) of this Section 15.

                  (b) Upon the filing of a written demand for the Deposit by Assignee or Contract Vendee, pursuant to subclause (ii) or (iii) of clause (a) of this Section 15, the Escrow Agent shall promptly mail a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by filing written notice of such objection with the Escrow Agent at any time within five (5) days after the mailing of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, the Escrow Agent shall promptly mail a copy thereof to the party who filed the written demand.

                  (c) In the event the Escrow Agent shall have received the notice of objection provided for in clause (b) above and within the time therein prescribed, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from Contract Vendee and Assignee directing the disbursement of said Deposit, in which case, the Escrow Agent shall then disburse said Deposit in accordance with said direction, or (ii) in the event of litigation between Contract Vendee and Assignee, the Escrow Agent shall deliver the Deposit to the Clerk of the Court in which said litigation is pending, or
(iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, in the Escrow Agent's reasonable opinion, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Deposit with the Court and bringing an action for interpleader, the costs thereof to be borne by whichever of Contract Vendee or Assignee is the losing party.

                  (d) The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person and it shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except for damage caused by the Escrow Agent's own negligence or willful default. The Escrow Agent shall have no duties or responsibilities except those set forth herein. The Escrow Agent shall not be bound by any modification of this agreement, unless the same is in writing and signed by Assignee and Contract Vendee, and, if the Escrow Agent's duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. In the event that the Escrow Agent shall be uncertain as to the Escrow Agent's duties or rights hereunder, or shall receive instructions from Assignee or Contract Vendee which, in the Escrow Agent's opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and apply the Deposit pursuant to clause (c) above and may decline to take any other action. The Escrow Agent shall not charge a fee for its services as escrow agent.

                  16. NOTICE

                  All notices, demands, requests, or other writings in this agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other or by Escrow Agent, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

If to Assignee:                    Five Sentry Realty Associates L.P.
                                   c/o Cali Realty Acquisition Corp.
                                   11 Commercial Drive
                                   Cranford, New Jersey  07016
                                   Attn: John J. Cali and Roger W. Thomas, Esq.
                                   (908) 272-8000 (tele.)
                                   (908) 272-6755 (fax)


with a copy to:                    Wayne Heicklen, Esq.
                                   Pryor, Cashman, Sherman & Flynn
                                   410 Park Avenue
                                   New York, New York  10022
                                   (212) 326-0854 (tele.)
                                   (212) 326-0806 (fax)

If to Contract Vendee:             Bryemere, L.P.
                                   443 South Gulph Road
                                   King of Prussia, Pennsylvania  19406
                                   Attn: J. Brian O'Neill
                                   (610) 962-5101 (tele.)
                                   (610) 962-5108 (fax)

with a copy to:                    Kevin W. Walsh, Esq.
                                   Adelman Lavine Gold and Levin
                                   Suite 1900
                                   Two Penn Center Plaza
                                   Philadelphia, Pennsylvania  19102
                                   (215) 568-7515 (tele.)
                                   (215) 557-7922 (fax)

If to Escrow Agent:                Commonweath Land Title Insurance Company
                                   655 Third Avenue
                                   New York, New York
                                   Attention: William Deatley
                                   (212) 949-0100 (tele.)
                                   (212)  856-9308 (fax)

or to such other address as either party may from time to time designate by written notice to the other or to the Escrow Agent. Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch and (ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send verification on its machines and forwards a copy thereof by regular mail accompanied by such notice or communication. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by Assignee or Contract Vendee, as the case may be, for all purposes hereunder.

                  17. REPLACEMENT RESERVE ACCOUNT; COMMON AREA RENOVATIONS

                  (a) Contract Vendee shall remit a portion of the Assignment Price in the amount of Five Hundred Thousand ($500,000.00) Dollars (the "Replacement Reserve") directly to PCS&F and held by PCS&F, as escrow agent, pursuant to the terms of the escrow agreement ("Escrow Agreement I") annexed hereto as Exhibit "L". Assignee shall have the right to draw down any part of or all of the Replacement Reserve to pay for replacement air conditioning units or other capital expenditures as they occur for a period of five (5) years from the Closing. Any funds remaining in the Replacement Reserve at the end of the five
(5) year period shall be returned to Contract Vendee with interest.

                  (b) Contract Vendee shall also remit a portion of the Assignment Price in an amount not to exceed One Hundred Thousand ($100,000.00) Dollars (the "Common Area Reserve") directly to PCS&F and held by PCS&F who shall act jointly with Adelman Lavine Gold and Levin as escrow agent pursuant to the terms of an escrow agreement ("Escrow Agreement II"), to be agreed upon between the parties for purposes of funding common area renovations. The Common Area Reserve shall be released to Contract Vendee in accordance with the Escrow Agreement as the common area renovations are completed pursuant to the plans and specifications to be agreed upon between the parties. Any funds remaining in the Common Area Reserve upon completion of the common area renovation shall be returned to Contract Vendee with interest.

                  (c) Assignee hereby consents to Contract Vendee or its affiliated construction entity to perform the common area renovations set forth in Section 17(b). If Contract Vendee or its affiliated construction entity shall not perform said work, then Assignee shall have the right to select the contractor therefor. Any funds remaining in the Common Area Reserve upon completion of the Common Area renovations shall be returned to Contract Vendee with interest.

                  18. MISCELLANEOUS

                  (a) If any instrument or deposit is necessary in order to obviate a defect in or objection or exception to title, the following shall apply: (i) any such instrument shall be in such form and shall contain such terms and conditions as may be required by the Title Company to omit any defect, objection or exception to title, (ii) any such deposit shall be made with the Title Company, and (iii) Contract Vendee agrees to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any such instrument and to make any such deposit.

                  (b) This Assignment Agreement constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties.

                  (c) This Assignment Agreement cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged.

                  (d)  This  Assignment   Agreement  shall  be  interpreted  and
governed by the laws of the State of New Jersey and shall be binding upon the parties hereto and their respective successors and assigns.

                  (e) Whenever in this Assignment Agreement there is a provision for the return of the Deposit, the provision shall be deemed to include all interest earned thereon and paid to Assignee.

                  (f) The caption headings in this Assignment Agreement are for convenience only and are not intended to be part of this agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                  (g) If any term, covenant or condition of this agreement is held to be invalid, illegal or unenforceable in any respect, this agreement shall be construed without such provision.

                  (h) Each party shall, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this agreement. Nothing contained in this Assignment Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between Contract Vendee and Assignee. This Assignment Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Contract Vendee, Assignee or the party whose counsel drafted this agreement.

                  (i) This Assignment Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Assignment Agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single agreement.

                  (j) This Assignment Agreement shall not create any rights in any third parties against Assignee not otherwise heretofore in existence.

                  IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                       CONTRACT VENDEE:

                                       BRYEMERE, L.P.

                                       By:  Bryemere Estate Planning and
                                            Construction, Inc.,
                                            its general partner

                                       By:  /s/J. Brian O'Neill
                                            -------------------
                                     Name: J. Brian O'Neill
                                    Title:


                                       ASSIGNEE:

                                       FIVE SENTRY REALTY ASSOCIATES L.P.

                                       By:  Cali Sub VIII, Inc.,
                                            its general partner


                                       By:  /s/ Roger W. Thomas
                                            -------------------
                                      Name: Roger W. Thomas
                                     Title: Vice President

                                       ESCROW AGENT:

                                       PRYOR, CASHMAN, SHERMAN & FLYNN


                                       By: /s/ Pryor, Cashman, Sherman & Flynn
                                           ------------------------------------
                                     Name:
                                    Title:

                                       ADELMAN LAVINE GOLD AND LEVIN


                                       By: /s/ Kevin W. Walsh
                                           ------------------
                                     Name: Kevin W. Walsh
                                    Title: Treasurer

                                LIST OF EXHIBITS

         Exhibit "A"  - Description of Premises

         Exhibit "B"  -  Form of Assignment of the Sales Agreement

         Exhibit "C"  -  Sales Agreement

         Exhibit "D"  -  Schedule of Litigation/Proceedings

         Exhibit "E"  -  New Leases

         Exhibit "F"  -  Schedule of Leasing Commissions for New Leases

         Exhibit "G"  -  FIRPTA Affidavit

         Exhibit "H" - 1995 Income and Expense Statement

         Exhibit "I"  -  Lease Proposal

         Exhibit "J" -  Service Contracts Assigned to and/or Assumed by Contract
                            Vendee under the Sales Agreement

         Exhibit "K"  -  Parking Lot Renovation Plans

         Exhibit "L"  -  Escrow Agreement I